Exhibit 10.1

                            STOCK PURCHASE AGREEMENT

                                     between

                              VALLENAR ENERGY CORP.

                                       and

                             BREK ENERGY CORPORATION

                            STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT is made as of the 12th day of March 2002, between Vallenar Energy Corp., a Nevada corporation ("Vallenar"), and Brek Energy Corporation, a Nevada corporation ("Brek")

THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Purchase and Sale of Stock.

      1.1 Sale and Issuance of Series A Preferred Stock.

            (a) Vallenar shall adopt and file with the Secretary of State of Nevada on or before the Closing (as defined below) the Certificate of Designation in the form attached hereto as Exhibit A (the "Certificate of Designation").

            (b) Subject to the terms and conditions of this Agreement, Brek shall purchase at the Closing and Vallenar shall sell and issue to Brek at the Closing 733,333 shares of Vallenar's Series A Preferred Stock (the "Shares") for the aggregate purchase price of $350,000 (the "Purchase Price").

      1.2 Closing. The purchase and sale of the Shares shall take place at the offices of Vallenar's counsel, at 10:00 A.M., on a date agreed to by the parties which shall not be more than five days after all the conditions set forth in
Section 6 shall have been satisfied (which time and place are designated as the "Closing"). At the Closing, Vallenar shall deliver to Brek a certificate representing the Shares against payment of the Purchase Price therefor by wire transfer, to an account designated at least three days before the Closing by Vallenar in writing, or at the option of Brek by the forgiveness of indebtedness of $350,000 in principal amount owed by Vallenar to Brek, or by a combination of cash and forgiveness of indebtedness.

2. Representations and Warranties of Vallenar. Vallenar hereby represents and warrants to Brek that:

      2.1 Valid Issuance of Preferred and Conversion Stock. The Shares have been duly and validly authorized and, when issued, sold and delivered in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws. The Common Stock issuable upon conversion of the Shares has been duly and validly reserved for issuance and, when issued upon conversion of the Shares in accordance with the terms of the Certificate of Designations, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws. The Founder Shares have been validly issued and fully paid and are nonassessable.

      2.2 Organization. Each of Vallenar and its Subsidiaries (collectively, the "Vallenar Subsidiaries") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to carry on its business as now being conducted. Vallenar and each of the Vallenar Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing could not reasonably be expected to have a Material Adverse Effect on Vallenar or prevent or materially delay the consummation of the Reorganization. Vallenar has delivered to Brek complete and correct copies of its Articles of Incorporation and By-laws and the organizational documents of each of the Vallenar Subsidiaries.

      2.3 Subsidiaries. Vallenar's only Subsidiaries are Nathan Oil Partners LP, a Texas limited partnership, and Nathan Oil Operating Co. LLC, a Texas limited liability company, both of which were organized on October 31, 2001. All of the outstanding equity of each Vallenar Subsidiary has been validly issued. All of the outstanding equity of each Vallenar Subsidiary is owned by Vallenar or by another Vallenar Subsidiary free and clear of any and all Liens. Except for equity in the Vallenar Subsidiaries, neither Vallenar nor any of the Vallenar Subsidiaries owns, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, limited liability company or other entity.

      2.4 Capital Structure. The authorized capital stock of Vallenar consists of 250,000,000 shares of capital stock, of which 200,000,000 shares are authorized to be issued as common stock (the "Common Stock"), and 50,000,000 shares are authorized to be issued as preferred stock. On the date hereof, Vallenar has (i) 10,050,000 shares of common stock issued and outstanding and no shares of preferred stock outstanding; (ii) no shares of stock held in its treasury; (iii) no shares of capital stock reserved for issuance upon exercise of


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outstanding stock options (the "Vallenar Stock Options") and (iv) no shares of capital stock that it may be required to issue under agreements (other than this Agreement). Except as set forth above and as contemplated by this Agreement there are no shares of capital stock of Vallenar or equity of any Vallenar Subsidiary issued, reserved for issuance or outstanding, and there are no stock appreciation rights, phantom stock rights or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of Vallenar or any equity of a Vallenar Subsidiary. The Vallenar Stock Options and any other security convertible into or exercisable or exchangeable for Common Stock (each of which shall be determined on an as if converted, exercised or exchanged basis) are herein referred to as "Vallenar Stock Equivalents." Each outstanding share of Common Stock is, and each share of common stock which may be issued pursuant to the Vallenar Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of Vallenar or any Vallenar Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which Vallenar's stockholders may vote. Except as set forth above, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind obligating Vallenar or any of the Vallenar Subsidiaries to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of capital stock or other voting securities or Vallenar Stock Equivalents or equity equivalents of any of the Vallenar Subsidiaries or obligating Vallenar or any of the Vallenar Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

      There are no outstanding contractual obligations of Vallenar or any of the Vallenar Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or other equity of Vallenar or any of the Vallenar Subsidiaries.

      2.5 Authority. The Board of Directors of Vallenar, at a meeting duly called and held, duly adopted resolutions approving this Agreement. The execution, delivery and performance of this Agreement by Vallenar and the consummation by Vallenar of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Vallenar. This Agreement has been duly executed and delivered by Vallenar and (assuming the valid authorization, execution and delivery of this Agreement by Brek) constitutes the valid and binding obligation of Vallenar enforceable against Vallenar in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights and remedies generally, and (ii) is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

      2.6 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, state securities or "Blue Sky" laws, the Exchange Act, the NRS, or the rules and regulations of Nasdaq (collectively, the "Vallenar Required Approvals"), neither the execution, delivery or performance of this Agreement by Vallenar nor the consummation by Vallenar of the transactions contemplated hereby will (i) violate or conflict with the Articles of Incorporation or By-laws of Vallenar or the organizational documents of any of the Vallenar Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings could not reasonably be expected to have a Material Adverse Effect on Vallenar, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Vallenar or any of the Vallenar Subsidiaries is a party or by which any of their respective properties are bound, (iv) violate any law, court order, judgment, decree, or regulation applicable to Vallenar or any of the Vallenar Subsidiaries or by which any of their respective properties are bound, or (v) result in the creation or imposition of any Lien on any asset of Vallenar or the Vallenar Subsidiaries, except in the case of clauses (iii), (iv) or (v) for violations, breaches or defaults that could not reasonably be expected to have a Material Adverse Effect on Vallenar.

      2.7 Reserved.

      2.8 Absence of Material Adverse Change. Since December 31, 2000, Vallenar and the Vallenar Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course, consistent with past practices, and there has not been (i) any Material Adverse Change with respect to Vallenar,
(ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or


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reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iv) any material change in accounting methods, principles or practices by Vallenar affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles.

      2.9 Permits; Compliance with Laws. (a) Each of Vallenar and the Vallenar Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, charters, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Vallenar or any of the Vallenar Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted or as it is planned to be conducted in connection with the acquisition and exploitation of oil and gas leases in Edwards County, Texas (the "Vallenar Permits"), except where the failure to have any of the Vallenar Permits could not, individually or in the aggregate, have a Material Adverse Effect on Vallenar, and, as of the date of this Agreement, no suspension or cancellation of any of the Vallenar Permits is pending or, to the knowledge of Vallenar, threatened, except where the suspension or cancellation of any of the Vallenar Permits could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vallenar. The business of Vallenar and the Vallenar Subsidiaries is not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations that could not reasonably be expected to have a Material Adverse Effect on Vallenar.

      2.10 Tax Matters. Except as would not have a Material Adverse Effect on
Vallenar: (i) Vallenar and each of the Vallenar Subsidiaries have timely filed (after taking into account any extensions to file) all Tax Returns required to be filed by them either on a separate or combined or consolidated basis; (ii) all such Tax Returns are correct in all respects and accurately disclose in all respects all Taxes required to be paid for the periods covered thereby; (iii) Vallenar and the Vallenar Subsidiaries have paid or caused to be paid all Taxes shown as due on such Tax Returns and all Taxes for which no Tax Return was required to be filed, and the Financial Statements reflect an adequate reserve as determined in accordance with generally accepted accounting principles for all material Taxes payable by Vallenar and the Vallenar Subsidiaries and not yet due (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) for all taxable periods and portions thereof accrued through the date of such Financial Statements; (iv) none of Vallenar or any Vallenar Subsidiary has waived in writing any statute of limitations in respect of Taxes; (v) there is no action, suit, investigation, audit, claim or assessment that has been formally commenced or proposed to Vallenar in writing with respect to Taxes of Vallenar or any of the Vallenar Subsidiaries where an adverse determination is reasonably likely; (vi) there are no Liens for Taxes upon the assets of Vallenar or any Vallenar Subsidiary except for Liens relating to current Taxes not yet due; (vii) all Taxes which Vallenar or any Vallenar Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued on the books of Vallenar or such Vallenar Subsidiary; (viii) neither Vallenar nor any Vallenar Subsidiary has been a member of any group of tax payors filing Tax Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member; (ix) no deduction of any amount that would otherwise be deductible by Vallenar or any of the Vallenar Subsidiaries could be disallowed under Section 162(m) of the Code; (x) neither Vallenar nor any of the Vallenar Subsidiaries is a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code; (xi) none of Vallenar, Brek or any of their Subsidiaries will be obligated to make a payment, in connection with the transactions contemplated hereunder or otherwise, to any employee or former employee of, or individual providing services to, Vallenar or any Vallenar Subsidiary that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future; and (xii) none of Vallenar, Brek or any of their Subsidiaries will be obligated to pay any excise taxes or similar taxes imposed on any employee or former employee of, or individual providing services to, Vallenar or any Vallenar Subsidiary under Section 4999 of the Code or any similar provisions as a result of the consummation of the transactions contemplated hereby, either alone or in connection with any other event.

      2.11 Liabilities. Except for the $350,000 principal amount loan made by Brek to Vallenar, Vallenar and the Vallenar Subsidiaries, taken as a whole, do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Vallenar and its Subsidiaries or in the notes thereto that were not set forth in the Financial Statements.

      2.12 Benefit Plans; Employees and Employment Practices. Neither Vallenar nor any of the Vallenar Subsidiaries has adopted or agreed to create, adopt or contribute to any Vallenar Benefit Plan. There exist no material employment, consulting, severance, bonus, incentive or termination agreements between


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Vallenar or any of the Vallenar Subsidiaries and any current or former employee, officer or director of Vallenar or any of the Vallenar Subsidiaries.

      2.13 Litigation. As of the date of this Agreement there is no suit, action, proceeding or investigation pending or, to Vallenar's knowledge, threatened, against Vallenar or any of the Vallenar Subsidiaries before any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Vallenar. Neither Vallenar nor any of the Vallenar Subsidiaries is subject to any outstanding judgment, order, writ, injunction or decree that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Vallenar.

      2.14 Environmental Matters. Vallenar is conducting its businesses in material compliance with all applicable laws, including Environmental Laws, and has and is in compliance with all licenses and permits required under any such laws, unless failure to so comply would not reasonably be expected to have a Material Adverse Effect. None of Vallenar's operations or properties is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials, unless such remedial action would not reasonably be expected to have a Material Adverse Effect. Vallenar is not responsible (and to the best knowledge of Vallenar, no Person has filed any notice indicating that Vallenar is responsible) for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials. To the best knowledge of Vallenar, no Hazardous Materials have been improperly released by any other Person or are improperly stored or disposed of, upon any property of Vallenar, unless such release, storage or disposal would not reasonably be expected to have a Material Adverse Effect.

      2.15 Intellectual Property. The Intellectual Property Rights consist solely of items and rights which are: (i) owned by Vallenar or the Vallenar Subsidiaries; (ii) in the public domain; or (iii) rightfully used by Vallenar or the Vallenar Subsidiaries pursuant to a license, and, with respect to Intellectual Property Rights owned by Vallenar or the Vallenar Subsidiaries, Vallenar or the Vallenar Subsidiaries own the entire right, title and interest in and to such Intellectual Property Rights free and clear of any Liens. Vallenar and the Vallenar Subsidiaries have all rights in the Intellectual Property Rights necessary to carry out their businesses substantially as currently conducted except as could not reasonably be expected to have a Material Adverse Effect on Vallenar. The Intellectual Property Rights do not infringe on any proprietary right of any Person, except to the extent that any such infringement, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Vallenar. As of the date of this Agreement, no claims against Vallenar or any Vallenar Subsidiary (or, to Vallenar's knowledge, against any other holder of Intellectual Property Rights)
(x) challenging the validity, effectiveness, or ownership by Vallenar or the Vallenar Subsidiaries of any of the Intellectual Property Rights, or (y) to the effect that the Intellectual Property Rights infringe or will infringe on any intellectual property or other proprietary right of any Person have been asserted or, to Vallenar's knowledge, are threatened by any Person nor to Vallenar's knowledge are there any valid grounds for any bona fide claim of any such kind. To Vallenar's knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, employee or former employee of Vallenar or the Vallenar Subsidiaries.

      2.16 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Vallenar.

      2.17 Contracts. Except for this Agreement and the agreements referenced hereby, neither Vallenar nor any of the Vallenar Subsidiaries is a party to or bound by: (i) any "material contract" (as such term is defined in Schedule 601(b)(10) of Regulation S-K of the SEC) or any agreement, contract or commitment the loss or termination of which could have a Material Adverse Effect on Vallenar; (ii) any non-competition agreement or any similar agreement or obligation which materially limits or could materially limit Vallenar or any of the Vallenar Subsidiaries from engaging in the business of oil and gas exploration; or (iii) any management agreement, technical services agreement or other agreement whereby Vallenar or any of the Vallenar Subsidiaries is providing or is required to provide management or technical services to any other Person. (Taken as a whole, the contracts and agreements required to be filed by Vallenar with the SEC are collectively referred to as the "Vallenar Contracts"). With such exceptions as, individually or in the aggregate, have not had, and could not be reasonably expected to have, a Material Adverse Effect on Vallenar, (x) each of the Vallenar Contracts is valid and in full force and effect (except to the extent they have previously expired in accordance with their terms), and (y) neither Vallenar nor any of the Vallenar Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Vallenar Contract. To the knowledge of Vallenar, no counterparty to any such contract, agreement or commitment has violated any provision of, or


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committed or failed to perform any act which, with or without notice, lapse of time, or both would constitute a default or other breach under the provisions of, such Vallenar Contract, except for defaults or breaches which, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect on Vallenar. Neither Vallenar nor any of the Vallenar Subsidiaries is a party to, or otherwise a guarantor of or liable with respect to, any interest rate, currency or other swap or derivative transaction, other than any such transactions which are not material to the business of Vallenar or the Vallenar Subsidiaries. Vallenar has provided or made available to Brek a copy of each agreement described in subparts (i), (ii) and (iii) above. The designation or definition of Vallenar Contracts for purposes of this Section
2.17 and the disclosures made pursuant hereto shall not be construed or utilized to expand, limit or define the terms "material" and "Material Adverse Effect" as otherwise referenced and used in this Agreement.

      2.18 Transactions with Affiliates. No director or executive officer of Vallenar or any 5% or greater stockholder of Vallenar is at the date hereof a party to any transaction with Vallenar or any of the Vallenar Subsidiaries in which the amount involved exceeds $50,000, including any contract or arrangement providing for the furnishing of services to or by, providing for rental of real or personal property (including intellectual property) to or from, or otherwise requiring payments to or from Vallenar or any of the Vallenar Subsidiaries.

      2.19 Financial Statements. Vallenar has provided Brek with its financial statements as of and for the nine-month period ended September 30, 2001 (the "Financial Statements"). The Financial Statements present fairly, in all material respects, the financial position of Vallenar as of September 30, 2001 and the results of their operations and their cash flows for the nine-month period then ended in conformity with generally accepted accounting principles..

      2.20 Leases. Vallenar holds good and defensible title to the leases set forth on Exhibit B in accordance with standards generally acceptable in the oil and gas industry, free and clear of any mortgage, lien, charge, encumbrance, easement or title imperfection, except liens for (i) taxes or assessments not due and payable, or which are being contested in good faith by appropriate proceedings, (ii) liens for current costs of development and operation under operating agreements, none or which is in default, (iii) development obligations under the leases, the breach of which will result in failure of title only as to portions of the property subject to the lease where producing units have not been established and (iv) title imperfections that do not in the aggregate materially detract from the value or materially interfere with the current use of the properties leased by Vallenar as a whole. Each lease set forth on Exhibit B is valid and subsisting and there is not any existing default under any such lease, with such exceptions as in the aggregate are not material to all of such leases taken as a whole.

3. Representations and Warranties of Brek. Brek hereby represents and warrants that:

      3.1 Authorization. Brek has full corporate power and authority to enter into this Agreement, and this Agreement constitutes its legal valid and binding obligation, enforceable against Brek in accordance with its terms.

      3.2 Purchase Entirely for Own Account. The Shares and the Common Stock issuable upon conversion thereof (the "Conversion Stock" and, collectively with the Shares, the "Securities") will be acquired for investment for Brek's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof except in compliance with applicable securities laws.

      3.3 Investment Experience. Brek acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the shares. Brek represents that it has not been organized for the purpose of acquiring the Shares.

      3.4 Accredited Investor. Brek is an "accredited investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

      3.5 Restricted Securities. Brek understands that the Securities are "restricted securities" under the federal securities laws inasmuch as they are being acquired from Vallenar in a transaction not involving a public offering and that under such laws and applicable regulations the Securities may be resold without registrations


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under the Act only in certain limited circumstances. Brek represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

4. Covenants of Vallenar and Brek.

      4.1 Delivery of Financial Information; Auditors. Vallenar shall deliver to Brek financial information about Vallenar sufficiently ahead of the deadlines for filing reports with the SEC to permit Brek to prepare and file such reports on a timely basis. Vallenar acknowledges that its results of operations will be material to Brek's financial statements. Vallenar shall provide preliminary information regarding its results of operations to Brek when and as the same becomes available with the understanding that the information is subject to change. Final results of operations of Vallenar shall in any event be delivered to Brek at least ten business days before the same are required to be included in a report that Brek is required to file with the SEC. Vallenar shall use a firm of certified public accountants that is reasonably acceptable to Brek.

      4.2 Inspection. Vallenar shall permit Brek, at Brek's expense, to visit and inspect Vallenar's properties, to examine its books of account and records and to discuss Vallenar's affairs, finances and accounts with its officers, all at such reasonable times as may be requested by Brek.

      4.3 Use of Proceeds. Vallenar shall use the proceeds from the sale of the Shares solely to acquire oil and gas leases in Edwards County, Texas.

      4.4 Anti-dilution Protection. If Vallenar issues and sells Common Stock at an average price per share of less than $0.50, then Brek shall have the right to demand in writing that Vallenar issue to it (at no additional cost to Brek) that number of shares of Common Stock so that after such issuance Brek owns the percentage of Vallenar's fully diluted Common Stock outstanding that it would have owned if the average price per share of such issuances and sales had been $0.50.

      Upon receipt of such a written demand from Brek pursuant to the foregoing paragraph, Vallenar may either issue the shares of Common Stock referred to above to Brek or offer to acquire all the capital stock of Vallenar owned by Brek at an all-cash price equal to 125% of the price paid by Brek for each share of such capital stock. If Vallenar makes such an offer to Brek, Brek must accept within ten (10) days or its demand shall be deemed withdrawn, and in the absence of such acceptance Vallenar's and Brek's obligations under this Section 4.4 shall be considered discharged. If Brek accepts such an offer by Vallenar, Vallenar shall acquire its capital stock from Brek within ten (10) days by paying the purchase price set forth above in full.

      4.5 Reserved

      4.6 Right of First Refusal. Except for issuance and sale of (i) the common stock outstanding on the date hereof as set forth in Section 2.4, (ii) the Shares and (iii) up to 2,200,000 shares of Common Stock first issued after the date hereof for an aggregate purchase price not to exceed $1,100,000, Vallenar shall not (and shall cause its Subsidiaries not to) issue or sell any debt or equity securities or any securities exercisable for or convertible into such securities (except upon conversion of the Shares) unless the requirements of this Section 4.6 shall have been satisfied.

            4.6.1 Vallenar or the Subsidiary that is issuing the securities (the "Issuer") shall in writing offer to sell to Brek the securities it plans to issue or sell. Such offer shall set forth in reasonable detail the price, which must be stated as a dollar amount, and other terms of the offer.

            4.6.2 Brek shall have seven (7) days after receiving the offer in which to accept the offer in writing and, if it so accepts, an additional thirty
(30) days to acquire the securities by delivering the full purchase price therefor to the Issuer.

            4.6.3 If Brek does not accept the offer as required by Section 4.6.2, then the Issuer shall be free to sell the securities so offered to another person on the same terms or on terms more favorable to the Issuer than those offered to Brek for a period of sixty (60) days commencing upon the expiration of the 7-day period referred to in Section 4.6.2 for such acceptance (or upon the delivery of a binding, irrevocable, written notice by Brek to the Issuer that Brek declines the offer).

      4.7 Registration Rights. If Vallenar files a registration statement under the Securities Act of 1933 covering the registration of any securities, then Brek will have the right to include the Conversion Shares and any other Common Stock owned by Brek in the registration.


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5. Reserved.

6. Conditions of Brek's Obligations at Closing. The obligations of Brek under subsection 1.1(b) of this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions:

      6.1 Representations and Warranties. The representations and warranties of Vallenar contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

      6.2 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares shall be duly obtained and effective as of the Closing.

      6.3 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Brek's counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request

      6.4 Founder Shares. Brek shall have acquired 2,512,500 shares of Vallenar's already-outstanding Common Stock from the holders thereof at a price of no more than $0.005 per share (the "Founder Shares")

7. Conditions of Vallenar's Obligations at Closing. The obligations of Vallenar to Brek under this Agreement are subject to the fulfillment at or before the Closing of each of the following conditions by Brek:

      7.1 Representations and Warranties. The representations and warranties of Brek contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

      7.2 Payment of Purchase Price. Brek shall have delivered the Purchase
Price.

      7.3 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.

8. Miscellaneous.

      8.1 Survival. The representations, warranties and covenants of Vallenar and Brek contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of Brek or Vallenar.

      8.2 Assignment; Successors and Assigns. This Agreement shall not be assignable by any party hereto without the prior written consent thereto, and any purported assignment in violation hereof shall be null and void. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

      8.3 Governing Law; Jurisdiction. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of Nevada, excluding its conflict of law provisions. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Nevada and of the United States of America located in Nevada (the "Nevada Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, waive any objection to the laying of venue of any such litigation in the Nevada Courts and agree not to plead or claim in any Nevada Court that such litigation brought therein has been brought in an inconvenient forum; provided that any judgment obtained in any such litigation may be enforced in any court having jurisdiction over a party or its assets.

      8.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      8.5 Titles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

      8.6 Notices. All notices and other communications hereunder shall be validly given or made if in writing, when delivered personally (by courier service or otherwise), when delivered by telecopy, or when actually received when mailed by first-class certified or registered United States mail, postage-prepaid and return receipt requested, in each case to the address of the party to receive such notice or other communication set forth below, or at such other address as any party hereto may from time to time advise the other parties pursuant to this subsection:

            If to Vallenar, to:

            Vallenar Energy Corp.
            14 Inverness Drive East, Suite H-236
            Denver, Colorado 80112
            Attention: President
            Fax: 303 483 0011

            with a copy to:

            Rene Daignault
            Jeffs & Company Law Corporation
            1100 Melville Street, 6th Floor
            Vancouver, British Columbia V6E 4A6
            Facsimile: 604-664-0671

            if to Brek, to:

            Brek Energy Corporation
            80 Gloucester Road
            19th Floor
            Wan Chai
            Hong Kong SAR
            Attention: CFO
            Facsimile: 852.2804.6291

            with a copy to:

            D. Roger Glenn, Esq.
            Edwards & Angell, LLP
            750 Lexington Avenue
            New York, New York 10022
            Telecopy: (212) 308-4844

      8.7 Expenses. Vallenar and Brek each shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

      8.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Vallenar and Brek.

      8.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

      8.10 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter hereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or therein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof or thereof, is intended to confer upon any person other than the parties hereto rights or remedies hereunder or thereunder.

      8.11 Definitions. As used in this Agreement, the following terms have the meanings given to them below:

      "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

      "Affiliate" shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person provided that, for purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

      "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, are authorized or required by law to close.

      "Closing" shall have the meaning set forth in Section 2.

      "Code" shall mean the United States Internal Revenue Code of 1986, as amended.

      "Environmental Laws" shall mean any applicable statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to or regulating or imposing liability or standards of conduct with respect to pollution, protection of the environment or environmental regulation or control or regarding Hazardous Substances or occupational health or safety.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

      "ERISA Affiliate" shall mean (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Vallenar; (ii) any partnership, trade or business (whether or not incorporated) which on the day before the Closing Date was under common control (within the meaning of Section 414(c) of the Code) with Vallenar; and (iii) any entity which is a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as either Vallenar, any corporation described in clause (i) or any partnership, trade or business described in clause (ii).

      "ERISA Benefit Plan" shall mean a Vallenar Benefit Plan maintained as of the date of this Agreement which is also an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or which is also an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

      "Final Order" shall mean action by the applicable Governmental Entity which is in full force and effect, with respect to which no petition or other request for such Governmental Entity or court stay, reconsideration or review of any kind is pending, and as to which all time periods have expired within which a Governmental Entity may be asked to stay, reconsider or review the action or may stay, reconsider or review the action sua sponte.

      "Financial Statements" shall have the meaning given to it in Section 2.19.

      "Founder Shares" shall have the meaning given to it in Section 6.6.

      "Governmental Entity" shall mean any federal, state or local government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.

      "Hazardous Materials" means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

      "Indebtedness" of any Person at any date shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under financing leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person and with respect to unpaid reimbursement obligations related to letters of credit issued for the account of such Person and (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof.

      "Intellectual Property Rights" shall mean any right to use, all patents, patent rights, trademarks, trade names, trade dress, logos, service marks, copyrights, know how and other proprietary intellectual property rights and computer programs held or used by Vallenar or any of the Vallenar Subsidiaries that are individually or in the aggregate material to the conduct of the business of Vallenar and the Vallenar Subsidiaries, taken as a whole.

      "Investment Entity" shall mean an entity in which Vallenar or any of the Vallenar Subsidiaries has an Investment Interest.

      "Investment Interest" shall mean a direct or indirect ownership of (i) capital stock, bonds, debentures, partnership, membership interests or other ownership interests or other securities of any Person; (ii) any deposit with or advance, loan or other extension of credit (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise to resell such property to such other Person) to any other Person;
(iii) any revenue or profit interests pursuant to any agreement or license, or
(iv) any agreement, commitment, right, understanding or arrangement with respect to any of the items referred to in (i), (ii) or (iii) of this definition.

      "Knowledge" and "known to" shall mean the actual knowledge of the executive officers of Vallenar or the executive officers of Brek, as the case may be, who have exercised reasonable due diligence with respect to the representation and warranty to which such knowledge statement is made.

      Liens" shall mean any pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

      Material Adverse Change" or "Material Adverse Effect" shall mean, when used in connection with a person, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) or fact or condition that is materially adverse to the business, properties, assets, financial condition or results of operations of that person and its Subsidiaries taken as a whole, provided, however, that (i) any adverse change, effect or development that is primarily caused by conditions affecting the United States economy generally or the economy of any nation or region in which that person, or its Subsidiaries conducts business that is material to the business of that person and its Subsidiaries, taken as a whole, shall not be taken into account in determining whether there has been (or whether there could reasonably be foreseen) a "Material Adverse Change" or "Material Adverse Effect" with respect to that person (ii) any adverse change, effect or development that is primarily caused by conditions generally affecting the industries in which a person, conducts its business shall not be taken into account in determining whether there has been (or whether there could reasonably be foreseen) a "Material Adverse Change" or "Material Adverse Effect" with respect to that person, and (iii) any adverse change, effect or development that is primarily caused by the announcement or pendency of this Agreement, the Reorganization or the transactions contemplated hereby shall not be taken into account in determining whether there has been (or whether there could reasonably be foreseen) a "Material Adverse Change" or "Material Adverse Effect" with respect to a person; and a "Material Adverse Effect" with respect to a person, shall include any applicable event, fact or condition with respect to that party which would reasonably be expected to delay, interfere with, impair or prevent the transactions contemplated by this agreement in a manner which would have a material adverse effect on such transactions taken as a whole considering the intentions and expectations of the parties hereto.

      "NRS" shall mean the Nevada Revised Statutes, Chapter 78 and 92A.

      "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative, Governmental Entity, political subdivision, or any group of Persons acting in concert.

      "SEC" shall mean the Securities and Exchange Commission.

      "Securities Act" shall mean the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

      "Subsidiary" or "subsidiary" of a Person shall mean any Person (including any corporation, partnership, joint venture, limited liability company or other entity) in which the Person in question owns, directly or indirectly, an amount of the voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of such Person's Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests) of such Person.

      "Tax" and "Taxes" shall mean any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

      "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax including any information return, claim for refund, amended return or declaration of estimated tax.

      "Vallenar Benefit Plan" shall mean any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, life insurance, supplemental unemployment benefits, employee stock purchase, stock appreciation, restricted stock or other employee benefit plan, policy, arrangement or agreement providing benefits to any current or former employee, officer or director of Vallenar or any of the Vallenar Subsidiaries or with respect to which Vallenar or any of the Vallenar Subsidiaries (or, in the case of an ERISA Benefit Plan, any of the Vallenar's ERISA Affiliates) may have any liability.

      "Vallenar Contracts" shall have the meaning set forth in Section 2.17.

      "Vallenar Employee" shall mean any employee of Vallenar or any of the Vallenar Subsidiaries.

      "Vallenar Permits" shall have the meaning set forth in Section 2.9.

      "Vallenar Required Approvals" shall have the meaning set forth in Section 2.6.

      "Vallenar Stock Equivalents" shall have the meaning set forth in Section 2.4.

      "Vallenar Stock Options" shall have the meaning set forth in Section 2.4.

      "Vallenar Subsidiaries" shall have the meaning set forth in Section 2.2.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                     VALLENAR ENERGY CORP.

                                     By: _______________________________________
                                         Kenneth G. C. Telford, Vice President


                                     BREK ENERGY CORPORATION

                                     By: _______________________________________
                                         Gregory M. Pek, Chief Executive Officer


                                    EXHIBIT A

           Exhibit A to that certain Stock Purchase Agreement between
                Vallenar Energy Corp. and Brek Energy Corporation
                   made as of the 12th day of March 12, 2002.

                     (number of pages including this one: 6)

--------------------------------------------------------------------------------

                           VALLENAR EXPLORATION CORP.

                                     Form of
                           Certificate of Designation

   CERTIFICATE OF DESIGNATION OF THE VOTING POWERS, DESIGNATIONS, PREFERENCES
     AND RELATIVE, PARTICIPATING, OPTIONAL AND OTHER SPECIAL RIGHTS OF THE
                            SERIES A PREFERRED STOCK
            AND QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS THEREOF
     Pursuant to Section 1955 of Chapter 78 of the Nevada Revised Statutes

      Vallenar Exploration Corp., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), certifies that, pursuant to authority conferred upon the Board of Directors of the Corporation by its Articles of Incorporation (the "Articles") and pursuant to the provisions of
Section 1955 of Chapter 78 of the Nevada Revised Statutes, the following resolution was duly approved and adopted by the Board of Directors of the Corporation pursuant to the unanimous written consent of all of the members of the Board of Directors:

      RESOLVED that, pursuant to the authority vested in the Board of Directors of the Corporation and by the Articles, a series of shares be created and authorized out of the Preferred Shares of the authorized capital of the Corporation and 733,333 shares of the Preferred Shares be designated as Series "A" Preferred Shares (the "Series "A" Preferred Shares") having the voting powers, designations, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions as are set forth in this Resolution as follows:

      Section I. Dividends; Other Distributions.

      A. The holders of Series "A" Preferred Shares will be entitled to receive cash dividends out of funds legally available for payment of dividends, when and as the same are declared by the Board of Directors of the Corporation. Dividends will be paid to the holders of record of the Series "A" Preferred Shares as their names appear on the share register of the Corporation on the record date for such dividend.

      B. So long as any Series "A" Preferred Shares remains outstanding, the Corporation will neither (1) declare, pay or set apart for payment any dividend on Common Stock or (2) make any distribution on any Common Stock, nor will the Corporation or any of its subsidiaries (3) purchase, redeem or otherwise acquire any Common Stock or (4) pay or make available any monies for a sinking fund for the purchase or redemption of any Common Stock, unless the same action is taken by the Corporation with respect to the Series "A" Preferred Shares on an as-converted basis.

      Section II. Liquidation Preference.

In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after all liquidation preferences in respect of any class or series of Preferred Stock that by its terms is senior to the Series "A" Preferred Shares (collectively, "Senior Shares") have been paid to the holders thereof, the holders of Series "A" Preferred Shares will be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to one dollar ($1.00) per share (subject to appropriate adjustments for stock splits, stock dividends, combinations or other recapitalizations) plus any dividends declared but unpaid pursuant to Section I (the "Preference Amount Per Share") and will receive such Preference Amount Per Share before any payment will be made or any assets distributed to the holders of Common Stock.

      Section III. Voting Rights.

      A. A holder of Series "A" Preferred Shares will be entitled to vote on all matters on which the holders of the Common Stock are entitled to vote, and to notice of any shareholders' meeting. Except as otherwise required by law or provided for in Section III (D) and (E), the holders of Series "A" Preferred Shares and the holders of Common Stock will vote together as a single class on all matters presented to shareholders and not as separate classes.

      B. For so long as at least one-half of the Series "A" Preferred Shares remain outstanding, the Series "A" Preferred Shares will be entitled to the greater of (i) 26% of the total voting power of all Common Stock and Series "A" Preferred Shares outstanding on the record date for the shareholders' vote treated as a single class less the voting power of all outstanding Common Stock owned by the holders of the Series "A" Preferred Shares on such record date and
(ii) the voting power of the Common Stock issuable upon conversion of the Series "A" Preferred Shares (the greater of (i) and (ii) being herein referred to as the "Preferred Voting Power"). Each Series "A" Preferred Share will be entitled to that number of votes equal to the Preferred Voting Power divided by the number of Series "A" Preferred Shares outstanding.

      C. If less than one-half of the Series "A" Preferred Shares remain outstanding, a holder of Series "A" Preferred Shares will be entitled to one vote for each share of Common Capital Share into which it is convertible.

      D. An affirmative vote of the Series "A" Preferred Shares, voting as a separate class, will be required:

            1. to approve any plan or merger or exchange entered into by the Corporation or the disposition by the Corporation of all or substantially all its assets;

            2.    to amend the Articles;

            3. for the Corporation to issue any capital stock other than Common Stock; or

            4. for the Corporation to increase the size of its board of directors to more than eight (8).

      E. Unless (i) the Corporation's Board of Directors has designated an executive or other committee with powers the same as those of the Corporation's executive committee, which has been designated and is in existence on the date hereof as set forth in the Corporation's by-laws, (ii) a person designated by the affirmative vote of the Series "A" Preferred Shares is a member of such committee and (iii) the rules of such committee require that any action of the committee be affirmed by the unanimous vote of the members of the committee, then (except as otherwise required by law) any action by the Board of Directors or any committee thereof must be ratified by the affirmative vote of a majority of the Series "A" Preferred Shares in order to have any force or effect.

      Section IV. Conversion.

      A. Subject to Section IV.C., each Series "A" Preferred Share will be convertible, at the option of the holder thereof at any time, into one (1) whole share of fully paid and non-assessable Common Stock by giving notice of such conversion at the principal place of business of the Corporation to the attention of the Secretary (or at such other place or places, or to such other person's attention, as may be designated by the Corporation). Such notice will state that the holder elects to convert such Series "A" Preferred Share, or a stated number of shares thereof, in accordance with the provisions hereof, and will also state the name or names (with addresses) in which the certificate or certificates for Common Stock will be issued.

      B. As promptly as practicable after exercise by any holder of such holder's option to convert any Series "A" Preferred Shares, the Corporation will deliver or cause to be delivered to or upon the written order of such holder,

            1. a certificate or certificates representing the number of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified consistent with all governing documents and agreements;

            2. payment in an amount equal to all dividends declared with respect to each Series "A" Preferred Shares converted that have not been paid prior thereto; and

            3. a certificate representing any Series "A" Preferred Share that was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

      Each such conversion will be deemed to have been made immediately prior to the close of business on the day the option to convert is exercised, and all rights of the converting holder as a holder of the Series "A" Preferred Shares surrendered for conversion will cease at such time and the person or persons in whose name or names the certificate(s) for the Common Stock issuable upon conversion are to be issued will be treated for all purposes as having become the record holder or holders thereof at such time.

      C. The number of Common Stock issuable upon conversion of the Series "A" Preferred Shares (the "Conversion Shares") will be the amount set forth in
Section IV.A. unless an adjustment of the Conversion Shares is required pursuant to subparts 1 or 2 hereof, in which case the number of Conversion Shares will be such adjusted amount.

            1.    In case any of the following occurs:

                  a. any reclassification or change in the outstanding Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination); or

                  b. any consolidation or merger to which the Corporation is a party (other than a merger in which the Corporation is the surviving corporation and that does not result in any reclassification of, or change in, the outstanding Common Stock);

                  (each of the foregoing, an "Organic Change")

                  then, in each such case, the holders of the Series "A" Preferred Shares then outstanding will have the right to convert such Series "A" Preferred Shares into the kind and amount of shares, other securities or property, including cash, which would have been receivable upon such Organic Change by a holder of the Common Stock that were issuable upon conversion of the Series "A" Preferred Shares had such Common Stock been issued and outstanding at the time of and on any record date for such Organic Change. In each such case, the Corporation will make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series "A" Preferred Shares then outstanding) to insure that the provisions of this Section IV will be applicable to the Series "A" Preferred Shares. The Corporation will not effect any such Organic Change, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Series "A" Preferred Shares then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire. In connection with any provision made pursuant to the terms of the preceding sentence, provision will also be made for adjustments that will be as nearly equivalent as may be practicable to the adjustments provided for in this Section
                  IV. The provisions of Section IV.C.1. will apply to successive Organic Changes.

            2. If at any time the Corporation subdivides or combines the outstanding Common Stock issuable upon conversion of the Series "A" Preferred Shares, then, in each such case, the Conversion Shares will, effective as of the effective date of such subdivision or combination, be proportionately increased in the case of subdivision or proportionately decreased in the case of combination.

      D. The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issue upon conversion of the Series "A" Preferred Shares, as provided in this Section IV, such number of Common Stock that will be sufficient from time to time to permit the conversion of all outstanding Series "A" Preferred Shares. The Corporation will take all such actions as may be necessary to assure that all such Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which Common Stock may be listed (except for official notice of issuance that will be immediately delivered by the Corporation upon each such issuance). The Corporation will not take any action that would cause the number of authorized but unissued Common Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series "A" Preferred Shares.

      E. The issuance of certificates for Common Stock will be made without charge for any tax in respect of such issuance or other cost incurred by the Corporation in connection with such conversion and the related issuance of Common Stock upon conversion of Series "A" Preferred Shares; provided, however, that if any such certificate is to be issued in a name other than that of the holder of the converted Series "A" Preferred Shares, the Corporation will not be required to issue or deliver any share certificate or certificates unless and until the holder has paid to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or establishes to the satisfaction of the Corporation that such tax has been paid or is not due. Upon conversion of each share of Series "A" Preferred Shares, the Corporation will take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion will be validly issued, fully paid and non-assessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

      F. The Corporation will not close its books against the transfer of Series "A" Preferred Shares or of Common Stock issued or issuable upon conversion of Series "A" Preferred Shares in any manner that interferes with the timely conversion of the Series "A" Preferred Shares. The Corporation will assist and cooperate with any holder of Series "A" Preferred Shares required to make any governmental filings or to obtain any governmental approval prior to or in connection with any conversion of Series "A" Preferred Shares hereunder (including, without limitation, making any filings required to be made by the Corporation).

      G. If any event occurs of the type contemplated by the provisions of this
Section IV that is not expressly provided for by such provisions then the Corporation's Board of Directors will make an appropriate adjustment in the number of Conversion Shares so as to protect the rights of the holders of Series "A" Preferred Shares.

      Section V. Redemption of the Series "A" Preferred Shares

      A. The Corporation, at its option, may (except to the extent that the same will have been converted into Common Stock) redeem, at any time on or after January 1, 2007 the whole (and not merely a part) of the Series "A" Preferred Shares then outstanding at the redemption price equal to $0.48 per share plus all dividends declared but unpaid thereon to the date of redemption (the "Redemption Price"); provided, however, that no such redemption may occur unless during the twenty-day period commencing thirty days before the date on which the notice referred to in Section V.B. is sent (i) the Common Stock was and continues to be listed and registered on a national securities exchange or is quoted on the automated quotation system of a national securities association and (ii) the last sale price of the Common Stock on each day during such twenty-day period was at least $0.48 per share (adjusted as appropriate for adjustments made pursuant to Section IV.C.).

      B. Not less than sixty days nor more than ninety days prior to the date fixed for any redemption of the Series "A" Preferred Shares, a notice specifying the time and place for such redemption and the redemption price will be given by mail to the holders of record of the shares to be redeemed at their respective addresses as shown on the records of the Corporation. Such notice will state that the holder's Series "A" Preferred Shares will be redeemed on the redemption date specified in the notice (the "Redemption Date") provided that written consent to such redemption is received by the Corporation from the holder no later than the second full Business Day prior to such Redemption Date, and that, if such notice is not received by such day, the holder's Series "A" Preferred Shares will be converted in accordance with the provisions of Section IV.

      C. On the Redemption Date, Redemption Price for such Series "A" Preferred Shares will be payable to the order of the person whose name appears on the certificate or certificates evidencing the Series "A" Preferred Shares as the owner thereof. If on the Redemption Date the applicable Redemption Price therefor is either paid or made available for payment, then all rights of the holders thereof as shareholders of the Corporation will terminate, except only the right to receive payment of the applicable Redemption Price

      D. Series "A" Preferred Shares redeemed pursuant to this Section V or converted pursuant to Section IV above will thereupon be deemed retired and will resume the status of authorized but unissued Preferred Shares (without serial designation) and may, subject to the provisions hereof, be reissued as Series "A" Preferred Shares or shares of any other series of Preferred Shares as determined by the Board of Directors of the Corporation.

      IN WITNESS WHEREOF, the undersigned have signed this Certificate of Designation as of December 14, 2001.

                                        Vallenar Exploration Corp.

                                        By______________________________________
                                          Gregory M. Pek
                                          President


                                        By______________________________________
                                          Kenneth G.C. Telford
                                          Secretary

                                    EXHIBIT B

           Exhibit B to that certain Stock Purchase Agreement between
                Vallenar Energy Corp. and Brek Energy Corporation
                   made as of the 12th day of March 12, 2002.

                     (number of pages including this one: 1)

--------------------------------------------------------------------------------

      Leases

-----------------------------------------------------------------------------------------------------------
Project     Acres     Terms of Lease                         Royalties (1)               Payments
-----------------------------------------------------------------------------------------------------------
Tract 1     7,750     5 years for all depths - renewable     1/6 for 0 ft. - 1500 ft.    $35/acre bonus (2)
                                                             1/5 for below 1500 ft.
Tract 3       790     5 years all depths -                   1/6 all depths              $27,657 bonus (2)
                      renewable
-----------------------------------------------------------------------------------------------------------
Total       8,540
-----------------------------------------------------------------------------------------------------------

      (1)   Paid on the gross proceeds of the production from the property.

      (2) One time payment for the full term of the lease made to the owners of the properties.